UNITED CANNABIS CORPORATION
                            1600 Broadway, Suite 1600
                                Denver, CO 80202

                               September 14, 2016

Steve Lo
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   United Cannabis Corporation
            Form 10-K for the year ended December 31, 2015
            File No. 00-54582

     With respect to the staff's letter dated August 9, 2016 and the Company's September 14, 2016 response to the same, the Company acknowledges that:

     o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                                          Very Truly Yours,

                                          /s/ Chad Ruby

                                          Chad Ruby
                                          Chief Operating Officer